Exhibit 99.1

Global Medical REIT Announces Second Quarter 2020 Financial Results

Completes $132 Million of Acquisitions to Date

Internalizes Management Functions

Bethesda, MD – August 5, 2020 -- (BUSINESS WIRE) -- Global Medical REIT Inc. (NYSE: GMRE) (the “Company” or “GMRE”), a net-lease medical office real estate investment trust (REIT) that owns and acquires purpose-built healthcare facilities and leases those facilities to strong healthcare systems and physician groups with leading market share, today announced financial results for the three and six months ended June 30, 2020.

Second Quarter 2020 and Current Highlights

•	Net income attributable to common stockholders was $0.2 million, or $0.00 per diluted share, as compared to $0.9 million, or $0.03 per diluted share, in the comparable prior year period.
•	Funds from Operations (“FFO”) of $0.19 per share and unit, as compared to $0.18 per share and unit in the comparable prior year period.
•	Adjusted Funds from Operations (“AFFO”) of $0.21 per share and unit, as compared to $0.18 per share and unit in the comparable prior year period.
•	Increased total revenue 30.7% period-over-period to $22.1 million.
•	On April 27th the Company completed the acquisition of a 99,718 square foot medical office facility for a purchase price of approximately $19.3 million at an 8.8% cap rate.
•	On July 9th the Company completed a management internalization transaction for an aggregate purchase price of $18.1 million, subject to working capital adjustments, in an all cash transaction.
•	On July 24th the Company increased its credit facility capacity by $100 million and added new lenders through a partial exercise of its credit facility’s accordion feature.

Six Month 2020 Highlights

•	Net income attributable to common stockholders was $1.5 million, or $0.03 per diluted share, as compared to $1.4 million, or $0.05 per diluted share, in the comparable prior year period.
•	Funds from Operations (“FFO”) of $0.38 per share and unit, as compared to $0.35 per share and unit in the comparable prior year period.
•	Adjusted Funds from Operations (“AFFO”) of $0.41 per share and unit, as compared to $0.35 per share and unit in the comparable prior year period.
•	Increased total revenue 36.2% period-over-period to $43.7 million, primarily driven by the Company’s acquisition activity as well as same store portfolio contractual rent increases.
•	Completed five acquisitions for an aggregate purchase price of $87.0 million at a weighted average cap rate of 8.6%.

Jeffrey M. Busch, Chairman, Chief Executive Officer and President stated, “Our solid performance in the second quarter during a global pandemic was the result of strong collections during the quarter and the resilience of our tenants’ operations. Including closings completed in July, our acquisitions year-to-date are approximately $132 million. While we are pleased with our results thus far, we are aware that the pandemic and the resulting economic disruption remains a fluid situation that may have an impact on our tenants and our operations in the months ahead.”

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Mr. Busch continued, “We remain focused on protecting the interests of our stockholders and building long-term relationships with our tenants. With the recent management internalization transaction, we are confident in our ability to continue to effectively operate and grow our Company during this current challenging environment and beyond.”

Financial Results

Rental revenue for the second quarter of 2020 increased 30.9% period-over-period to $22.0 million, reflecting the growth in the Company’s portfolio over the last twelve months and contractual rent increases, partially offset by the recognition of reserves for approximately $1 million of rent, including approximately $0.4 million of deferred rent, primarily related to one tenant.

Total expenses for the second quarter were $20.4 million, compared to $14.4 million for the comparable prior year period, primarily reflecting the growth in the Company’s property portfolio, which resulted in increases in depreciation and amortization expense. Interest expense for the second quarter was $4.4 million, compared to $4.1 million for the comparable prior year period. This increase is primarily due to higher average borrowings during the quarter, which helped fund our property acquisition, partially offset by lower borrowing costs due to reductions in LIBOR. During the quarter, the Company also incurred $0.9 million in expenses related to the management internalization transaction.

Net income attributable to common stockholders for the second quarter totaled $0.2 million, or $0.00 per diluted share, compared to net income of $0.9 million, or $0.03 per diluted share, in the comparable prior year period.

The Company reported FFO of $0.19 per share and unit for the second quarter, as compared to $0.18 per share and unit in the comparable prior year period. AFFO was $0.21 per share and unit for the second quarter, as compared to $0.18 per share and unit in the comparable prior year period.

Acquisitions Update

During the second quarter of 2020, the Company completed the acquisition of Dumfries Health Center, a 99,718 square foot medical office facility located in Dumfries, Virginia, for a purchase price of approximately $19.3 million at an 8.8% cap rate. In connection with the acquisition, we assumed an existing $12.1 million CMBS loan with a remaining term of four years at a rate of 4.68%.

Since June 30, 2020, the Company acquired three additional properties, encompassing 186,000 leasable square feet, for an aggregate purchase price of approximately $45.1 million at a weighted average cap rate of 7.0%. Year-to-date we have completed $132 million of acquisitions.

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Additionally, the Company has two properties under contract for a total purchase price of approximately $15 million. These properties are currently in the due diligence review period. If we identify problems with the properties or the operators during our review, we may not close on the transactions on a timely basis, or we may terminate the transactions.

Portfolio Update

As of June 30, 2020, the Company’s portfolio was 99.8% occupied and comprised of 3.2 million leasable square feet with an annual base rent of $77.4 million. The weighted average lease term for the Company’s portfolio is 8.1 years with weighted average annual rental escalations of 2.1%. As of June 30, 2020, the Company’s portfolio Rent Coverage Ratio (as defined below) was 4.6 times, and we expect that this ratio will be lower than our pre-COVID-19 ratio for the foreseeable future as our tenants work to achieve pre-COVID-19 patient volumes.

During the second quarter of 2020, the Company collected 95% of rents due and reduced its rent deferrals to $1.1 million, which represent rents deferred from April through July 2020 that are now expected to be collected primarily over the period from July through December 2020. Because the extent of the impact of COVID-19 on the Company’s tenants will depend on future developments, there can be no assurance that our tenants will be able meet the requirements of these agreements, or that these tenants, or other tenants, may not seek new or additional relief in the future.

Balance Sheet and Liquidity

At June 30, 2020, the Company had total liquidity of approximately $89.2 million, including cash and availability on its credit facility. Total debt outstanding, including outstanding borrowings on the credit facility and notes payable (both net of unamortized debt issuance costs), was $466.5 million. As of June 30, 2020, the Company’s debt carried a weighted average interest rate of 3.46% and a weighted average remaining term of 3.3 years.

On July 24, 2020, the Company received aggregate commitments from certain of its credit facility syndicate members and certain new lenders to fund up to $100 million of additional indebtedness under the accordion feature of its credit facility. Upon exercise of this accordion, the borrowing capacity under the credit facility has increased to $600 million, consisting of a $250 million capacity revolver and a $350 million term loan. In addition, on July 27, 2020, the Company entered into a $50 million interest rate swap with a maturity of August 8, 2023, which effectively fixed the LIBOR component on the corresponding term loan balance at 0.158%. This interest rate swap, combined with the Company’s previous interest rate swaps, effectively fixes the LIBOR component of the entire term loan balance on a weighted average basis at 1.91%.

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Completion of Management Internalization

As previously announced, in early July we completed a management internalization transaction by purchasing the parent company of our former advisor, Inter-American Management LLC, for an aggregate purchase price of $18.1 million, subject to working capital adjustments, in an all cash transaction. The internalization transaction provides a number of benefits, including economies-of-scale with growth, a simplified corporate structure, elimination of conflicts of interest, improved cost of capital and management continuity. By eliminating the base management fee associated with externally managed structures, the transaction also allows for significantly lower incremental costs as the Company’s stockholders’ equity grows, as management fees were previously based on stockholders’ equity. The internalization also affords lower cash G&A expenses and has the potential to broaden our stockholder base, which ultimately aids liquidity.

Dividends

On June 12, 2020, the Board of Directors declared a $0.20 per share cash dividend to common stockholders of record as of June 25, 2020, which was paid on July 9, 2020 representing the Company’s second quarter 2020 dividend payment to its common stockholders. The Board also declared a $0.46875 per share cash dividend to holders of record as of July 15, 2020 of its Series A Preferred Stock, which was paid on July 31, 2020. This dividend represented the Company’s quarterly dividend on its Series A Preferred Stock for the period from April 30, 2020 through July 30, 2020.

SUPPLEMENTAL INFORMATION

Details regarding these results can be found in the Company’s supplemental financial package available on the Investor Relations section of the Company’s website at http://investors.globalmedicalreit.com/.

CONFERENCE CALL AND WEBCAST INFORMATION

The Company will host a live webcast and conference call on Thursday, August 6, 2020 at 9:00 a.m. Eastern Time. The webcast is located on the “Investor Relations” section of the Company’s website at http://investors.globalmedicalreit.com/.

To Participate via Telephone:

Dial in at least five minutes prior to start time and reference Global Medical REIT Inc.

Domestic: 1-877-705-6003

International: 1-201-493-6725

Replay:

An audio replay of the conference call will be posted on the Company’s website.

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ABOUT GLOBAL MEDICAL REIT

Global Medical REIT Inc. is net-lease medical office REIT that acquires purpose-built specialized healthcare facilities and leases those facilities to strong healthcare systems and physician groups with leading market share.

NON-GAAP FINANCIAL MEASURES

FFO and AFFO are non-GAAP financial measures within the meaning of the rules of the U.S. Securities and Exchange Commission (“SEC”). The Company considers FFO and AFFO to be important supplemental measures of its operating performance and believes FFO is frequently used by securities analysts, investors, and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. In accordance with the National Association of Real Estate Investment Trusts’ (“NAREIT”) definition, FFO means net income or loss computed in accordance with GAAP before non-controlling interests of holders of OP units and LTIP units, excluding gains (or losses) from sales of property and extraordinary items, less preferred stock dividends, plus real estate-related depreciation and amortization (excluding amortization of debt issuance costs and the amortization of above and below market leases), and after adjustments for unconsolidated partnerships and joint ventures. Because FFO excludes real estate-related depreciation and amortization (other than amortization of debt issuance costs and above and below market lease amortization expense), the Company believes that FFO provides a performance measure that, when compared period-over-period, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from the closest GAAP measurement, net income or loss.

AFFO is a non-GAAP measure used by many investors and analysts to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations. Management calculates AFFO by modifying the NAREIT computation of FFO by adjusting it for certain cash and non-cash items and certain recurring and non-recurring items. For the Company these items include: (a) recurring acquisition and disposition costs, (b) loss on the extinguishment of debt, (c) recurring straight line deferred rental revenue, (d) recurring stock-based compensation expense, (e) recurring amortization of above and below market leases, (f) recurring amortization of debt issuance costs, (g) recurring lease commissions, (h) management internalization costs and (i) other items.

Management believes that reporting AFFO in addition to FFO is a useful supplemental measure for the investment community to use when evaluating the operating performance of the Company on a comparative basis. The Company’s FFO and AFFO computations may not be comparable to FFO and AFFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, that interpret the NAREIT definition differently than the Company does, or that compute FFO and AFFO in a different manner.

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RENT COVERAGE RATIO

For purposes of calculating our portfolio weighted-average EBITDARM coverage ratio (“Rent Coverage Ratio”), we excluded credit-rated tenants or their subsidiaries for which financial statements were either not available or not sufficiently detailed. These ratios are based on latest available information only. Most tenant financial statements are unaudited and we have not independently verified any tenant financial information (audited or unaudited) and, therefore, we cannot assure you that such information is accurate or complete. Certain other tenants (approximately 7% of our portfolio) are excluded from the calculation due to lack of available financial information. Additionally, our Rent Coverage Ratio adds back physician distributions and compensation. Management believes that all adjustments are reasonable and necessary.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is the Company’s intent that any such statements be protected by the safe harbor created thereby. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumptions and forecasts of future results. Except for historical information, the statements set forth herein including, but not limited to, any statements regarding our earnings, our tenants’ ability to pay rent to us during and after the COVID-19 pandemic, our tenants’ ability to make required payments under their rent deferral agreements, the effects of our expected rent deferral amounts and timing of collection of deferred amounts on our business and liquidity, expected financial performance (including future cash flows associated with new tenants and the future Rent Coverage Ratio), future dividends or other financial items; any other statements concerning our plans, strategies, objectives and expectations for future operations, our pipeline of acquisition opportunities and expected acquisition activity, including the timing and/or successful completion of any acquisitions and expected rent receipts on these properties, and any statements regarding future economic conditions or performance are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although the Company believes that the expectations, estimates and assumptions reflected in its forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of the Company’s forward-looking statements. Additional information concerning us and our business, including additional factors that could materially and adversely affect our financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in our Annual Report on Form 10-K, as amended, our Quarterly Reports on Form 10-Q, and in our other filings with the SEC. You are cautioned not to place undue reliance on forward-looking statements. The Company does not intend, and undertakes no obligation, to update any forward-looking statement.

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Investor Relations Contact:

Evelyn Infurna

Evelyn.Infurna@icrinc.com

203.682.8265

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Global Medical REIT Inc.

Condensed Consolidated Balance Sheets

(unaudited, and in thousands, except par values)

	As of
	June 30, 2020	December 31, 2019
Assets
Investment in real estate:
Land	$104,316	$95,381
Building	755,807	693,533
Site improvements	11,593	9,912
Tenant improvements	41,891	33,909
Acquired lease intangible assets	83,269	72,794
	996,876	905,529
Less: accumulated depreciation and amortization	(73,979)	(56,503)
Investment in real estate, net	922,897	849,026
Cash and cash equivalents	8,392	2,765
Restricted cash	4,945	4,420
Tenant receivables	5,888	4,957
Due from related parties	124	50
Escrow deposits	3,301	3,417
Deferred assets	17,433	14,512
Derivative asset	-	2,194
Other assets	3,587	3,593
Total assets	$966,567	$884,934
Liabilities and Equity
Liabilities:
Credit Facility, net of unamortized debt issuance costs of $3,350 and $3,832 at June 30, 2020 and December 31, 2019, respectively	$415,850	$347,518
Notes payable, net of unamortized debt issuance costs of $668 and $667 at June 30, 2020 and December 31, 2019, respectively	50,610	38,650
Accounts payable and accrued expenses	8,836	5,069
Dividends payable	11,281	11,091
Security deposits and other	5,814	6,351
Due to related party	1,957	1,648
Derivative liability	21,495	8,685
Other liability	2,417	2,405
Acquired lease intangible liability, net	5,598	3,164
Total liabilities	523,858	424,581
Commitments and Contingencies
Equity:
Preferred stock, $0.001 par value, 10,000 shares authorized; 3,105 issued and outstanding at June 30, 2020 and December 31, 2019, respectively (liquidation preference of $77,625 at June 30, 2020 and December 31, 2019, respectively)	74,959	74,959
Common stock, $0.001 par value, 500,000 shares authorized; 46,252 shares and 43,806 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	46	44
Additional paid-in capital	462,607	433,330
Accumulated deficit	(88,037)	(71,389)
Accumulated other comprehensive loss	(21,654)	(6,674)
Total Global Medical REIT Inc. stockholders' equity	427,921	430,270
Noncontrolling interest	14,788	30,083
Total equity	442,709	460,353
Total liabilities and equity	$966,567	$884,934

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Global Medical REIT Inc.

Condensed Consolidated Statements of Operations

(unaudited, and in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Revenue
Rental revenue	$22,036	$16,835	$43,569	$31,976
Other income	19	45	135	104
Total revenue	22,055	16,880	43,704	32,080

Expenses
General and administrative	1,643	1,640	3,482	3,246
Operating expenses	2,336	1,143	4,639	2,466
Management fees – related party	2,021	1,584	4,024	2,918
Depreciation expense	6,593	4,608	12,429	8,475
Amortization expense	2,348	1,255	4,269	2,257
Interest expense	4,375	4,132	8,752	8,157
Management internalization expense	920	-	1,424	-
Preacquisition expense	147	56	196	56
Total expenses	20,383	14,418	39,215	27,575

Net income	$1,672	$2,462	$4,489	$4,505
Less: Preferred stock dividends	(1,455)	(1,455)	(2,911)	(2,911)
Less: Net income attributable to noncontrolling interest	(13)	(103)	(120)	(162)
Net income attributable to common stockholders	$204	$904	$1,458	$1,432

Net income attributable to common stockholders per share – basic and diluted	$0.00	$0.03	$0.03	$0.05

Weighted average shares outstanding – basic and diluted	45,404	34,559	44,793	30,990

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Global Medical REIT Inc.

Reconciliation of Net Income to FFO and AFFO

(unaudited, and in thousands, except per share and unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(unaudited, in thousands except per share amounts)

Net income	$1,672	$2,462	$4,489	$4,505
Less: Preferred stock dividends	(1,455)	(1,455)	(2,911)	(2,911)
Depreciation and amortization expense	8,941	5,863	16,698	10,732
FFO	$9,158	$6,870	$18,276	$12,326
Amortization of above market leases, net	157	191	403	405
Straight line deferred rental revenue	(1,259)	(1,472)	(2,816)	(2,838)
Stock-based compensation expense	897	854	1,819	1,625
Amortization of debt issuance costs and other	319	337	634	650
Management internalization expense	920	-	1,424	-
Preacquisition expense	147	56	196	56
AFFO	$10,339	$6,836	$19,936	$12,224

Net income attributable to common stockholders per share – basic and diluted	$0.00	$0.03	$0.03	$0.05
FFO per share and unit	$0.19	$0.18	$0.38	$0.35
AFFO per share and unit	$0.21	$0.18	$0.41	$0.35

Weighted Average Shares and Units Outstanding – basic and diluted	48,515	38,487	48,169	34,853

Weighted Average Shares and Units Outstanding:
Weighted Average Common Shares	45,404	34,559	44,793	30,990
Weighted Average OP Units	2,023	3,143	2,398	3,144
Weighted Average LTIP Units	1,088	785	978	719
Weighted Average Shares and Units Outstanding – basic and diluted	48,515	38,487	48,169	34,853

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